Exhibit 4.1
STOCKHOLDER RIGHTS AGREEMENT
     THIS STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”) is made as of February 10, 2006, by and among Youbet.com, Inc., a Delaware corporation (the “Corporation”), and UT Group, LLC, a Delaware limited liability company (the “Holder”).
R E C I T A L S
     A. The Corporation, UT Gaming, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, the Holder, and United Tote Company, a Montana corporation, have entered into that certain Stock Purchase Agreement dated as of November 30, 2005 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Holder shall receive, among other consideration, 2,181,818 shares of Common Stock of the Corporation (the “Shares”) as consideration thereunder.
     B. It is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement that the Corporation and the Holder enter into this Agreement.
     C. The Corporation and the Holder desire to enter into this Agreement in order to satisfy such condition precedent.
AGREEMENTS
     In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Agreement:
     “Common Stock” means the Common Stock, $0.001 par value per share, of the Corporation.
     “Commission” means the United States Securities and Exchange Commission or any successor thereto.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, as the same shall be in effect from time to time.
     “First Anniversary Date” means February 9, 2007.
     “Nasdaq” means the Nasdaq Capital Market.

     “Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Principal Market” means, with respect to the Common Stock or any other security, the principal securities exchange or trading market (including, as applicable, the Nasdaq Capital Market and the Nasdaq National Market) for the Common Stock or such other security.
     “Qualified Purchasers” means a Person that is (A) a broker or dealer registered under Section 15 of the Exchange Act; (B) a bank as defined in Section 3(a)(6) of the Exchange Act; (D) an investment company registered under Section 8 of the Investment Company Act of 1940, as amended; (E) registered as an investment advisor under Section 203 of the Investment Advisers Act of 1940, as amended, or under the laws of any state; (F) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund; or (G) a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     “Registrable Shares” means at any time (i) any Shares then outstanding; (ii) any shares of Common Stock then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect or in replacement of any Shares; and (iii) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of any shares referred to in (i) or (ii); provided, however, that Registrable Shares shall not include any shares (a) which have been disposed of pursuant to an effective registration statement under the Securities Act, or (b) which have been sold under Rule 144 of the Commission under the Securities Act or are eligible for sale under Rule 144(k) of the Commission under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Shares whenever such Person has the then-existing right to acquire such Registrable Shares (by conversion or otherwise), whether or not such acquisition actually has been effected.
     “Rule 144” means Rule 144 (including Rule 144(k)) of the Commission under the Securities Act or any successor provision then in force under the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, as the same shall be in effect from time to time.
     “Total Voting Power” means the total number of votes which may be cast in the election of directors of the Corporation at any meeting of the stockholders of the Corporation, if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than the votes that may be cast only upon the happening of a contingency that has not occurred as of the relevant time.

     “Trading Day” means any day on which the Common Stock is traded or quoted on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade or quote on such exchange or market for less than 4.5 hours.
     “Voting Stock” means the Common Stock or other securities issued by the Corporation ordinarily entitled to vote in the election of the board of directors of the Corporation (other than securities having such power only upon the happening of a contingency that has not occurred as of the relevant time).
     “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m. New York City time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. New York City time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”) through its “Volume at Price” functions, or if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m. New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.
     2. Mandatory Registration.
         (a) Within sixty (60) days after the Closing, the Corporation shall file with the Commission a shelf registration statement on Form S-3 which shall register, either by themselves or together with other shares of Common Stock, the Registrable Shares for resale pursuant to Rule 415 of the Commission under the Securities Act (the “Registration Statement”). The Corporation, with the assistance of the Holder as reasonably requested by the Corporation, shall promptly respond to any Commission comments on the Registration Statement and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable (but in no event later than June 9, 2006 (the “Required Effective Date”)).
         (b) The Corporation shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation and filing of the Registration Statement. Without limiting the foregoing, the Corporation shall ensure that the Registration Statement does not, as of its effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Corporation shall not be responsible for the accuracy or completeness of any information furnished by the Holder in writing expressly for inclusion in the Registration Statement).
         (c) If the Registration Statement is not declared effective by the Commission on or before the Required Effective Date (except where the failure to meet such deadline is primarily the result of actions or omissions by the Holder), then the Corporation shall pay to the Holder an amount in cash equal to the product of three thousand five hundred dollars ($3,500) and the number of days between the Required Effective Date and the date on which the Registration Statement is declared effective by the Commission. After the Registration Statement is declared effective by the Commission, the Corporation shall pay to the Holder three thousand five hundred dollars ($3,500) in cash for each day after the Required Effective Date and prior to the First Anniversary Date (i) on which the Registration Statement is not effective or (ii) during a Delay Period (without duplication to the payment described in the previous sentence). The amount payable to the Holder pursuant to this Section 2(c) shall be the Holder’s sole and exclusive remedy with respect to the failure to cause the Registration Statement to be declared effective by the Commission or to remain effective or for the existence of any Delay Period during the period after the Required Effective Date and prior to the First Anniversary Date. The payment to which the Holder is entitled pursuant to this Section 2(c) shall be paid on the last day of June 2006 or the last day of any month following the date on which the Registration Statement ceases to be effective or during which there is a Delay Period, as the case may be, and the last day of each calendar month thereafter during which the Registration Statement is not effective or in which a Delay Period exists.
         (d) Notwithstanding anything to the contrary set forth herein, the Corporation shall be entitled to postpone the filing of the Registration Statement, delay a request for effectiveness of the Registration Statement or suspend the use of the Registration Statement (and not file any amendment or supplement to a prospectus), for a reasonable period of time, but not in excess of sixty (60) days (a “Delay Period”), if the board of directors of the Corporation determines that, in its good faith judgment, the registration and distribution of the Registrable Securities covered or to be covered by the Registration Statement would be materially detrimental to the Corporation or would require the disclosure of material, non-public information by the Corporation in the Registration Statement with respect to which the board of directors of the Corporation believes that the Corporation has a bona fide business purpose for preserving confidentiality, and the Corporation promptly gives the Holder a written notice of such determination, which notice shall set forth an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive twelve (12) months shall not exceed the aggregate of one hundred twenty (120) days, (ii) a period of at least thirty (30) days shall elapse between the termination of any Delay Period and the commencement of the immediately succeeding Delay Period, (iii) no Delay Period may occur during the thirty (30) day period commencing on the date the Registration Statement is initially declared effective by the Commission and (iv) in the event that any such Delay Period causes the Registration Statement not to have been declared effective by the Commission on or prior to the Required Effective Date or to not be available for use at any time thereafter during the period after the Required Effective Date and prior to the First Anniversary Date, the Corporation shall be subject to the obligations under Section 2(c). The time period for which the Corporation is required to maintain the effectiveness of the Registration Statement shall be extended by the aggregate number of days of all Delay Periods during such registration.

The Corporation shall not be entitled to initiate a Delay Period unless it shall, in accordance with the Corporation’s policies from time to time in effect, forbid purchases and sales in the open market by directors and executive officers of the Corporation during such Delay Period. Upon receipt of a written notice from the Corporation of a Delay Period, the Holder shall forthwith discontinue disposition of all Registrable Securities pursuant to the Registration Statement and suspend use of any prospectus forming a part thereof until the Corporation notifies the Holder that the Delay Period is no longer in effect, and, if so directed by the Corporation, deliver to the Corporation all copies of any such prospectus(es) in its possession.
     3. Registration Procedures. In connection with the registration of the Registrable Shares pursuant to the Registration Statement, the Corporation will as expeditiously as reasonably possible:
         (a) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (i) two (2) years after the date hereof and (ii) the date on which all Registrable Shares have been disposed of pursuant to the Registration Statement or otherwise ceased to be Registrable Shares (such period, the “Effective Period”);
         (b) include a “Plan of Distribution” section in the prospectus contained in the Registration Statement and indicate therein that selling stockholders may offer the Registrable Shares from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Principal Market, in private transactions or in any other manner of distribution reasonably requested by the Holder and permitted by law and that the Holder may effect such transactions by selling the shares to or through broker-dealers or in underwritten offerings or as otherwise reasonably requested by the Holder and permitted by law;
         (c) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus(es) used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Registration Statement;
         (d) furnish to the Holder such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus(es) included in the Registration Statement (including each preliminary prospectus) and such other documents the Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Holder;
         (e) notify the Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of the Holder, the Corporation will promptly prepare and file with the Commission a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made (and the Holder shall suspend the use of the prospectus until the requisite changes thereto have been made);
         (f) use commercially reasonable efforts to cause all such Registrable Shares to be listed on the Principal Market;
         (g) use commercially reasonable efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Shares; and
         (h) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if any such stop order shall be issued (and, if such stop order shall be issued, the Holder shall suspend the use of the prospectus until it shall be withdrawn).
     4. Distribution Control Measures.
         (a) Lock-Up Agreement. In order to induce the Corporation to enter into the Purchase Agreement, the Holder agrees that, for a period of ninety (90) days after the date hereof, the Holder will not, without the prior written consent of the Corporation, (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (z) publicly announce an intention to effect any transaction specified in clause (x) or (y). The foregoing sentence shall not apply to distributions of shares of Common Stock or any security convertible into Common Stock to members of the Holder, provided that each resulting transferee agrees in writing with the Corporation to be bound by the terms of this Section 4(a).
         (b) Standstill.
            (i) The Holder hereby agrees that the Holder and its Affiliates shall neither acquire, nor enter into discussions, negotiations, arrangements or understandings with any third party to acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of any Voting Stock (a “Voting Stock Acquisition”), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of dividends or other distributions or offerings of Corporation securities made available to holders of any class of Voting Stock generally) without the prior written consent of the Corporation, if the effect of such Voting Stock Acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by the Holder and its Affiliates at the time of such Voting Stock Acquisition to more than fifteen percent (15%) of the Total Voting Power at the time of such Voting Stock Acquisition.
            (ii) The provisions of this Section 4(b) shall terminate upon the second anniversary of the date of this Agreement.
         (c) Forced Sale. The Holder agrees that, prior to the First Anniversary Date, at any time, and from time to time, when the Registration Statement is effective and within three (3) Trading Days of receipt by the Holder of written notice from the Corporation invoking its rights under this Section 4(c) (the “Forced Sale Notice”), the Holder will use its best efforts to sell (a “Forced Sale”) to the public such number of Shares as the Corporation designates in the Forced Sale Notice (but only to the extent any such Forced Sale would not violate any applicable securities laws and can be made in accordance with the “Plan of Distribution” section of such Registration Statement); provided, however, that the Holder will be under no obligation to sell any Shares pursuant to this Section 4(c) for more than five dollars fifty cents ($5.50) per Share (such price to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that may occur after the date hereof).
         (d) Legend. Any certificates representing Shares issued to the Holder shall contain the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS RIGHTS AGREEMENT, AS THE SAME MAY BE AMENDED, MODIFIED OR SUPPLEMENTED, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE ISSUER AND WILL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. SUCH AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR THE GRANTING OF CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE. BY ACCEPTANCE OF THIS CERTIFICATE, EACH HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF SUCH AGREEMENT. THE ISSUER RESERVES THE RIGHT TO REFUSE TO TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL THE CONDITIONS TO TRANSFER SET FORTH IN SUCH AGREEMENT HAVE BEEN FULFILLED.
The Corporation shall remove such legend from any certificate representing Shares upon such Shares no longer being subject to the restrictions on sale, transfer, pledge, hypothecation or other disposition set forth herein.
     5. Make-Whole.
         (a) In the event that on the First Anniversary Date the average of the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days ending on the First Anniversary Date (the “Average Closing Price”) is less than five dollars fifty cents ($5.50) (such price to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that may occur after the date hereof) (the “Target Price”) then within ten (10) Trading Days after the First Anniversary Date, the Corporation shall pay to the Holder an amount, in immediately available funds, equal to the product of (x) the difference between the Target Price minus the Average Closing Price multiplied by (y) the number of Shares owned by the Holder on the First Anniversary Date.
         (b) In the event that (i) the Corporation exercises its right to cause the Holder to sell some or all of its Shares pursuant to Section 4(c) (in each case, the “Forced Sale Shares”), and (ii) the sales price per share of any such Forced Sale Shares is less than the Target Price, then within ten (10) Trading Days after the date of each such Forced Sale, the Corporation shall pay to the Holder an amount, in immediately available funds, equal to the difference between (x) the product of (A) the Target Price multiplied by (B) the number of Forced Sale Shares sold in such Forced Sale on such date, minus (y) the aggregate sales price of all such Forced Sale Shares sold in such Forced Sale on such date.
         (c) In the event that the Corporation has made payments to the Holder pursuant to Section 2(c), then any payment(s) made to the Holder under Section 5(a) or (b) shall be reduced by the amount of the payments made to the Holder pursuant to Section 2(c).
         (d) In the event that the Corporation fails to make any payment(s) to the Holder pursuant to Section 2(c) or this Section 5 when due, then interest shall accrue on such unpaid amount(s) at 11.02% per annum until paid in full, and the Corporation shall pay or reimburse the Holder for all reasonable costs, including without limitation, reasonable attorney’s fees, incurred by the Holder in seeking to collect any such payment that the Corporation has failed to pay when due.
         (e) Notwithstanding the foregoing, the terms of Section 5(a) and (b) shall immediately terminate and be null and void and of no force or effect (I) in the event that, at any time during the period beginning on the later of (x) ninety (90) days after the date hereof and (y) the date the Registration Statement is declared effective by the Commission, and ending on the First Anniversary Date, the Weighted Average Price of the Common Stock equals or exceeds six dollars fifteen cents ($6.15) per share (such price to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that may occur after the date hereof) for any three (3) consecutive Trading Days during which time the Registration Statement is effective and a Delay Period is not in effect, or (II) in the event that prior to the First Anniversary Date, the Holder sells (other than (x) in a tender offer, merger, consolidation, reorganization or other business combination of the Corporation, (y) to an Affiliate of the Holder or (z) in a sale pursuant to Section 4(c)) a number of Shares, in the aggregate, in excess of 352,700 Shares (such number to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that may occur after the date hereof) during any five (5) consecutive Trading Day period, whether or not the Holder provides notice of such sale. The Holder shall give the Corporation prior written notice of any sale contemplated by clause (II) of the immediately preceding sentence. Any sale of Shares by the Holder, other than a block trade or trades to Qualified Purchasers, must be at a price not lower than the lowest current independent published bid for a share of Common Stock.

     6. Holder’s Covenants.
         (a) The Holder shall furnish to the Corporation in writing such information relating to it as the Corporation may reasonably request in writing in connection with the preparation of the Registration Statement, and the Holder agrees to notify the Corporation as promptly as reasonably practicable of any inaccuracy or change in information it has previously furnished to the Corporation or of the happening of any event, in either case as a result of which any prospectus relating to such registration contains an untrue statement of a material fact regarding the Holder or the distribution of such Registrable Shares or omits to state any material fact regarding the Holder or the distribution of such Registrable Shares required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to promptly furnish to the Corporation any additional information required to correct and update any previously furnished information or required such that such prospectus shall not contain, with respect to the Holder or the distribution of such Registrable Shares, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
         (b) Neither the Holder nor any of its directors, managers, members, officers, affiliates or controlling persons shall take, directly or indirectly, any action designed, or that constitutes or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Corporation.
     7. Registration Expenses.
         (a) Corporation’s Expenses. All expenses incident to the Corporation’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Corporation and all independent certified public accountants and other Persons retained by the Corporation (all such expenses being herein called “Registration Expenses”) shall be borne by the Corporation.
         (b) Holder’s Expenses. Notwithstanding anything to the contrary contained herein, the Holder shall bear and pay all transfer taxes and fees or commissions applicable to the Registrable Shares sold for the Holder’s account (whether pursuant to Section 4(c) or otherwise) and all fees and disbursements of counsel the Holder retains in connection with the registration of Registrable Shares.
     8. Indemnification.
         (a) By the Corporation. The Corporation agrees to indemnify, to the fullest extent permitted by law, the Holder and any other holder of Registrable Shares participating in the registration, and each of their managers, officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation, attorneys’ fees) (“Liabilities”) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same. The payments required by this Section 8(a) will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.
         (b) By the Holder. In connection with any registration statement in which the Holder or another holder of Registrable Shares is participating, each such holder, to the fullest extent permitted by law, shall indemnify the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of the Securities Act) against any Liabilities resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holders expressly for use therein.
         (c) Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, provided any such failure shall not relieve the indemnifying party of liability hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure, and (ii) unless in the reasonable opinion of such indemnified party’s legal counsel a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable opinion of any indemnified party’s legal counsel a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
         (d) Contribution. To the extent any indemnification by an indemnifying party provided for in this Section 8(d) is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’

relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
         (e) Survival. The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.
     9. Compliance with Rule 144. At the request of the Holder, if the Holder proposes to sell securities in compliance with Rule 144 of the Commission, the Corporation will (i) forthwith furnish to the Holder, upon request, a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time, and (ii) use its reasonable best efforts to make available to the public and the Holder such information as will enable the Holder to make sales pursuant to Rule 144.
     10. Miscellaneous.
         (a) Other Stockholder Rights. The Corporation may hereafter grant to any Person or Persons the right to request the Corporation to register any equity securities of the Corporation, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Holder.
         (b) Assignment of Stockholder Rights. The rights of the Holder under this Agreement may not be assigned to any Person without the prior written consent of the Corporation.
         (c) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto, whether so expressed or not.
         (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
         (e) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of, and shall not be utilized in interpreting, this Agreement.

         (f) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after being sent by Certified U.S. Mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
If to the Corporation, to:
Youbet.com, Inc.
5901 DeSoto Avenue
Woodland Hills, CA 91367
Attention: Scott Solomon
Telecopy No. (818) 668-2101
with copies to (which copies shall not constitute notice hereunder):
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Kenneth W. Miller
Telecopy No. (312) 902-1061
and
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Ave, NW
Washington, DC 20036
Attention: Thomas D. Twedt
Telecopy No. (202) 776-4941
If to the Holder, to:
UT Group, LLC
c/o Kinderhook Industries, LLC
888 Seventh Avenue
16th Floor
New York, NY 10106
Attention: Robert E. Michalik
Telecopy No. (212) 201-6790

with a copy to (which copy shall not constitute notice hereunder):
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attention: W. Brian Raftery
Telecopy No. (212) 446-6460
         (g) Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the constructions, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws.
         (h) Amendments and Waivers. The provisions of this Agreement may be amended upon the written agreement of the Corporation and the Holder. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.
         (i) Final Agreement. This Agreement, constitutes the complete and final agreement of the parties concerning the matters referred to herein and supersedes all prior agreements and understandings.
         (j) Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine, e-mail of a PDF file or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine, e-mail of a PDF file or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail of a PDF file or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
         (k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party.
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Signature Page Follows.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

YOUBET.COM, INC.
By:	/s/ Gary W. Sproule
	Name:	Gary W. Sproule
Its: Chief Financial Officer

UT GROUP, LLC
By:	/s/ Robert E. Michalik
	Name:	Robert E. Michalik
Its: Vice President